SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 14, 2008

NEW CENTURY BANCORP, INC.

(Exact name of Registrant as specified in its charter)

North Carolina	000-50400	20-0218264
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

700 W. Cumberland Street, Dunn, North Carolina 28334

(Address of principal executive offices)

Registrant’s telephone number, including area code (910) 892-7080

Not Applicable

(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Employment Agreement with J. Daniel Fisher

On January 14, 2008, New Century Bancorp, Inc. (the “Registrant”) entered into an employment agreement with J. Daniel Fisher, who will serve as Executive Vice President and Chief Credit Officer of the Registrant and its subsidiary banks, New Century Bank, Dunn, North Carolina and New Century Bank South, Fayetteville, North Carolina. This agreement has an initial term of three (3) years and automatically renews for an additional one (1) year on each anniversary of its effective date. The agreement provides Mr. Fisher with an annual salary of $185,000 and various other benefits appropriate for an executive officer serving in his capacity with the Registrant.

The agreement entitles Mr. Fisher to receive a lump sum payment equal to 2.99 times his “base amount” (as such term is defined in Section 280G of the Internal Revenue Code) if his employment is terminated following a “Termination Event” and such “Termination Event” occurs within twelve (12) months of a “Change in Control” of New Century Bank.

Employment Agreement with William L. Hedgepeth, II

On January 16, 2008, the Registrant entered into a new employment agreement with its President and Chief Executive Officer, William L. Hedgepeth, II. This agreement has an initial term of three (3) years and automatically renews for an additional one (1) year on each anniversary of its effective date. The agreement provides Mr. Hedgepeth with an annual salary of $210,000, with guaranteed salary increases of 5% on the first and second anniversaries of the agreement’s original effective date. The new employment agreement also provides various other benefits appropriate for an executive officer serving in his capacity with the Registrant.

The agreement supersedes the existing employment agreement between Mr. Hedgepeth and the Registrant and includes certain material changes from that prior employment agreement, including:

•	An increase in Mr. Hedgepeth’s car allowance to $1,000 per month;

•	Inclusion of a provision that terminates the non-compete covenant applicable to Mr. Hedgepeth in the event there is a “change in control” of the Registrant; and

•

Certain changes in the structure of the change in control benefits afforded to Mr. Hedgepeth, including an extension of the time period within which a “termination event” must follow a “change in control” (as such terms are defined in the agreement) from six (6) to twelve (12) months and certain other technical amendments designed to ensure compliance with Section 409A of the Internal Revenue Code.

The agreement entitles Mr. Hedgepeth to receive a lump sum payment equal to 2.99 times his “base amount” (as such term is defined in Section 280G of the Internal Revenue Code) if his employment is terminated following a “Termination Event” and such “Termination Event” occurs within twelve (12) months of a “Change in Control” of the Registrant.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On January 14, 2008, the Registrant appointed J. Daniel Fisher to serve as Executive Vice President and Chief Credit Officer of the Registrant and its subsidiary banks, New Century Bank, Dunn, North Carolina and New Century Bank South, Fayetteville, North Carolina. Mr. Fisher, age 58, previously served as senior executive vice president and chief credit officer of Gateway Bank & Trust Company, Elizabeth City, North Carolina.

There are no family relationships between Mr. Fisher and any director, nominee for director or other executive officer of the Registrant.

The Registrant’s bank subsidiaries, New Century Bank and New Century Bank South, have had, and expect to have in the future, banking and other transactions in the ordinary course of business with certain of their current directors, nominees for director, executive officers and associates. All such transactions are made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing for comparable transactions with unaffiliated persons, and will not involve more than the normal risk of collectibility or present other unfavorable features.

Loans made by New Century Bank or New Century Bank South to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the banks’ lending matters. To the best knowledge of the management of the Registrant and the banks, Regulation O has been complied with in its entirety.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW CENTURY BANCORP, INC.

By:	/s/ Lisa F. Campbell
Lisa F. Campbell
Executive Vice President, Chief Financial Officer and Chief Operating Officer

Dated: January 17, 2008